Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

June 4, 2012

Board of Directors
Altona Resources Inc.
3414 Pino Circle
Las Vegas, NV   89121

RE:	ALTONA RESOURCES INC.

Gentlemen:

Please be advised that I represent Altona Resources Inc. (the “Company”).  I have reached the following conclusions regarding the sale of 2,000,000 shares of common stock minimum, 4,000,000 shares of common stock maximum, on a Form S-1 registration statement at an offering price is $0.05 per share.

The Company is a duly and legally organized and existing Nevada state corporation, with its registered office located in Carson City, Nevada and its principal place of business located in Las Vegas, Nevada.  The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State’s office and filed with the office on April 4, 2011.  The Company’s existence and form is valid and legal pursuant to Nevada law.

The Company is a fully and duly incorporated Nevada corporate entity.  The Company has one class of Common Stock at this time.  Neither the Articles of Incorporation, Bylaws, or amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock.  The common stock to be sold under this Form S-1 Registration Statement is legal under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws.

The Company’s Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of common stock, with a par value of $0.00001 per share.  Therefore, the board of directors’ resolution which authorizes the issuance for sale of 2,000,000 shares of common stock minimum, 4,000,000 shares of common stock maximum on this Form S-1 registration statement is within the authority of the Company’s directors.  Therefore, the shares of common stock when sold, will be legally issued, fully paid and non-assessable.

I consent to filing this opinion as an exhibit to the Company’s Form S-1 registration statement.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak